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EXHIBIT 10.30

"CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTIONS OF
THIS DOCUMENT HAVE BEEN REDACTED AND FILED SEPARATELY WITH THE
SECURITIES AND EXCHANGE COMMISSION."

NONRECOURSE PROCEEDS SHARING AGREEMENT

        THIS NONRECOURSE PROCEEDS SHARING AGREEMENT (the "Agreement") is made on December 31, 2001 by and between HELLER EMX, INC., a Delaware corporation, having an office and place of business at 622 Third Avenue, New York, New York 10017 ("Heller") and PDS GAMING CORPORATION-NEVADA, a Nevada corporation, and PDS GAMING CORPORATION, a Minnesota corporation, having an office and place of business at 6171 McLeod Drive, Las Vegas, Nevada 89120-4040 (collectively "PDS").

WHEREAS:

        A.    PDS is the owner of various items of gaming and other equipment (the "Equipment") more specifically described in Schedule A annexed hereto, which Equipment has been leased by PDS to the lessees identified in Schedule A (each a "User") pursuant to a Lease Agreement and Schedule(s) thereto also described in Schedule A for the Equipment, between PDS, as lessor, and said User, as lessee (each a "User Lease") for a term (the "Initial Term") expiring on the date (the "Scheduled Expiration Date") set forth in Schedule A with respect to that Equipment and User Lease (unless earlier terminated in accordance with the related User Lease). Any reference to any User or User Lease shall be deemed to include the end users and leases of Equipment entered into with end users subsequent to the Initial Term of any User Lease (the "Availability Date").

        B.    PDS financed its acquisition of each item of Equipment in part by loans (collectively, the "Senior Debt") described in Schedule A with respect to the Equipment and PDS has granted to the senior lenders identified on Schedule A (collectively, the "Senior Lender") security interests (collectively, the "Senior Lien") in the Equipment and in and to all rights of PDS under the related User Lease, including all monthly rental charges due thereunder during the Initial Term except as otherwise set forth on Schedule A, in order to secure payment of the Senior Debt and all other obligations of PDS to the Senior Lender.

        C.    Schedule A consists of eight (8) separate Schedules, numbered A-1 through A-8, each a separate Schedule A with respect to the Equipment, User Leases and other information described thereon, but all of which together shall constitute Schedule A hereto.

        D.    PDS, in its normal business practices, will be the owner of various items of gaming and other equipment (the "Future Equipment") which Future Equipment will be leased by PDS to the various lessees pursuant to Lease Agreements and Schedule(s) between PDS, as lessor, and said User, as lessee (each a "Future User Lease") for a term (the "Initial Term") expiring on the date (the "Scheduled Expiration Date"), set forth in an amended Schedule A, with respect to that Future Equipment and User Lease (unless earlier terminated in accordance with the related User Lease).

        E.    PDS may finance its acquisition of each item of Future Equipment in part by loans (collectively, the "Future Senior Debt") with respect to the Future Equipment and PDS will grant to the senior lenders (collectively, the "Future Senior Lender") security interests (collectively, the "Future Senior Lien") in the Future Equipment and in and to all rights of PDS under the related User Lease, including all monthly rental charges due thereunder during the Initial Term, in order to secure payment of the Future Senior Debt and all other obligations of PDS to the Future Senior Lender.

        F.    Heller and PDS desire to share the profits as calculated in accordance with Recital H below ("Residual Profits") derived from the residual value generated by the Equipment and the Future Equipment (the "Residual Pool") according to the terms and conditions specified herein and set forth below. PDS and Heller will agree on the contribution value of the Equipment and Future Equipment residuals as it is contributed to the Residual Pool (the "Contribution Value").

        G.    Contribution Values for the Residual Pool are calculated as the aggregate of the following: (a) PDS and Heller agree that the Contribution Value of the Equipment detailed in Schedule A as of the closing date is Two Million Six Hundred Thousand Dollars ($2,600,000.00), and (b) the Contribution Value for residual proceeds related to Future Equipment to be added to the Residual Pool by PDS over the next 24 months is the Estimated Residual Profit (defined below) of such Future Equipment as agreed upon by PDS and Heller, discounted from the Scheduled Expiration Date to the User Lease commencement date using a 7% discount rate. For purposes of this Agreement, the "Estimated Residual Profit" shall be equivalent to PDS's assumed residual, which are generally as follows: (All expressed as a percentage of original equipment invoice cost)—For gaming devices: *** for *** month leases and *** for *** month leases; For all other equipment: *** for *** month leases and *** for *** month leases; unless otherwise agreed upon in advance by PDS and Heller ("PDS Assumed Residual").    The PDS Assumed Residual amount shall be indicated on Schedule A for each User Lease as the same shall be amended from time-to-time as Future Equipment is contributed to the Residual Pool. The Contribution Value for the Future Equipment will not be less than Four Million Five Hundred Ninety Thousand Dollars ($4,590,000.00). The parties acknowledge and agree that the total Contribution Value of Equipment and Future Equipment to be contributed by PDS to the Residual Pool as contemplated under this Agreement will be Seven Million One Hundred Ninety Thousand Dollars ($7,190,000.00).

        H.    Residual Profits (as defined above) are calculated as the total residual proceeds derived from each User Lease in the Residual Pool less reasonable PDS direct out-of-pocket remarketing costs and less the PDS Assumed Residual as indicated on Schedule A. In the event a User Lease, or an item of Equipment or Future Equipment, is terminated prior to the Scheduled Expiration Date for any reason including a casualty occurrence or a User exercising an early termination option, proceeds will also be reduced by the present value of the remaining lease payments for the Initial Term discounted at the senior debt rate or, if no financing from a Senior Lender or Future Senior Lender is utilized, the User's cost of capital.

        NOW THEREFORE, in consideration of the premises and mutual covenants and agreements hereinafter set forth, the parties agree as follows:

        1.    RECITALS INCORPORATION.    The recitals set forth above are hereby incorporated into this Agreement as material parts hereof and not as mere recitals.

        2.    CLOSING DOCUMENTATION.    This Agreement is effective as of the date first written above. PDS agrees to send to Heller the following:

          (a)  This Agreement and any other documents, instruments or agreements requested by Heller to be executed and delivered by PDS in connection or simultaneously herewith (the "Transaction Documents");

          (b)  True, correct and complete copies of (i) any master lease or similar agreement incorporated by reference in any schedule constituting a User Lease, together with all riders, supplements, schedules, exhibits, UCCs, insurance certificates and addenda thereto, and all documents delivered by the User thereunder relating to its obligations under the User Lease, including certificates of delivery and acceptance and insurance (the "User Documents"), and (ii) all documents, agreements and instruments creating, evidencing or perfecting the rights of any Senior Lender in connection with any Senior Debt or Senior Lien (being hereinafter collectively referred to as the "Financing Documents" and together with the User Documents and the Transaction Documents, collectively as the "Documents");

          (c)  For each User, copies of the most recent financial statements including balance sheets, income statements and cash flow statements (collectively, the "Financial Statements"); and

          (d)  Such other documents as Heller may reasonably request in order to verify the accuracy, completeness, or performance of any of the foregoing or the representations, warranties and covenants of PDS herein, or of PDS or any other party thereto contained in any of the Documents.

        3.    TERM.    Except as otherwise provided herein, the term of this Agreement shall commence on the date hereof and shall continue until the liquidation of all Equipment and Future Equipment in accordance herewith.

        4.    RESIDUAL PROFIT DISTRIBUTION SCHEDULE.

          4.1  PDS and Heller agree that solely from the actual Residual Profit (specifically excluding interest), the Residual Profit from the Residual Pool shall be distributed, as realized from each User Lease (on a lease by lease basis) as follows:

            4.1.1  From the Residual Profit, Heller will receive the first Five Million Three Hundred Ninety Eight Thousand Dollars ($5,398,000.00) plus an accretion at an annual rate of 7% on the unpaid balance of such amount calculated from the date of this Agreement until the obligations of this section are paid in full.

            4.1.2  From the Residual Profit, PDS shall receive the next One Million Dollars ($1,000,000.00) plus an accretion at an annual rate of 7% on the unpaid balance of such amount calculated from the date of this Agreement until the obligations of this section are paid in full.

            4.1.3  From the Residual Profit and after PDS has received the distribution set forth in Section 4.1.2, PDS will receive seventy five percent (75%) of any additional Residual Profit, and Heller will receive twenty five percent (25%) of any additional Residual Profit.

          4.2  In the event that Heller does not receive the distribution of Five Million Three Hundred Ninety Eight Thousand Dollars ($5,398,000.00) plus an accretion at an annual rate of 7% as set forth in Section 4.1.1 after all proceeds from Equipment and Future Equipment have been received by Heller, PDS agrees to contribute an additional One Million Dollars ($1,000,000.00) of Future Equipment to the Residual Pool. If Heller receives the distribution of Five Million Three Hundred Ninety Eight Thousand Dollars ($5,398,000.00) plus an accretion at an annual rate of 7% as set forth in Section 4.1.1, then this Agreement shall be deemed completely satisfied, and PDS shall have no further obligation to contribute additional Future Equipment to the Residual Pool over the Contribution Value of Seven Million One Hundred Ninety Thousand Dollars ($7,190,000.00) anticipated by this Agreement but, in any event, Heller will retain its twenty five percent (25%) interest in any Equipment and Future Equipment remaining in the Residual Pool.

        5.    FUTURE EQUIPMENT AND COLLATERAL.

          5.1  PDS acknowledges and agrees that it must add Future Equipment to the Residual Pool over the next 24 months that will have Contribution Value equal to Four Million Five Hundred Ninety Thousand Dollars ($4,590,000.00). PDS agrees to grant a security interest in (consistent with Section 9.1) and provide Documents (as defined in Section 2 (b)) to Heller relative to the Future Equipment.

          5.2  The Contribution Value of Future Equipment to be contributed to the Residual Pool shall be determined in accordance with Recital G. In the event PDS and Heller cannot agree upon the

  Contribution Value, such amount shall be determined by an independent appraiser selected by PDS and satisfactory to Heller. The cost of such appraisal shall be paid equally by each of PDS and Heller.

          5.3  For each User Lease contributed to the Residual Pool as Future Equipment, PDS agrees to forward to Heller true, correct and complete copies of the User Documents, Financing Documents, Financial Statements and such other documents as Heller may reasonably request in order to verify the accuracy, completeness, or performance of any of the foregoing or the representations, warranties and covenants of PDS herein, or of PDS or any other party thereto contained in any of the Documents. In addition, PDS agrees to forward to Heller for all User Leases updated Financial Statements on a quarterly (if available) and annual basis until such time as all Residual Profits are realized from such User Lease and Heller no longer has an interest in the Future Equipment.

          5.4  Subject to the terms and conditions of this Agreement, PDS hereby assigns to Heller, as of the closing date hereof, free and clear of all liens, security interests and encumbrances, PDS' equity interest in the Pioneer Hotel, Inc. (PDS transaction number 1060-L02-01) up to a maximum amount of Four Million Five Hundred Ninety Thousand Dollars ($4,590,000.00) (hereinafter "Future Equipment Collateral") it being understood and agreed by PDS and Heller that the maximum amount of this Future Equipment Collateral shall be reduced pro-rata by the amount(s) of all Future Equipment added to the Residual Pool over the next 24 months by PDS. In addition, PDS and Heller agree that consideration other than Future Equipment may be used to reduce the amount of Contribution Value of Future Equipment to be added by PDS to the Residual Pool as contemplated by Section 5.1. PDS and Heller agree that upon PDS granting a security interest in the Contribution Value of $4,590,000.00 of Future Equipment to Heller, Heller shall promptly release its interest in the Pioneer Hotel, Inc. transaction number 1060-L02-01.

        6.    REPRESENTATIONS, COVENANTS AND WARRANTIES OF PDS.

          To induce Heller to enter into this Agreement, PDS represents, covenants and warrants that:

          6.1  Organization. PDS Gaming Corporation-Nevada is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and in each jurisdiction where the nature of its business or ownership of its properties, including the Equipment and Future Equipment, requires such qualification, and has all corporate and other power and authority, including all applicable gaming licenses, to own the Equipment and Future Equipment and lease it to any User and to execute, deliver and carry out the terms and conditions of this Agreement and each other Document to which it is a party. Furthermore, PDS Gaming Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota, and in each jurisdiction where the nature of its business or ownership of its properties, including the Equipment and Future Equipment, requires such qualification, and has all corporate and other power and authority, including all applicable gaming licenses, to own the Equipment and Future Equipment and lease it to any User and to execute, deliver and carry out the terms and conditions of this Agreement and each other Document to which it is a party.

          6.2  No Conflicts. The execution and delivery of this Agreement, and any Transaction Documents to which PDS is a party, and any instruments or documents supplemental or incidental thereto and hereto or required to be delivered hereby, and performance by PDS of its obligations hereunder and thereunder, have been duly authorized by all required action of PDS, constitute the legal, valid and binding obligations and agreements of PDS enforceable against PDS and its assets in accordance with their respective terms, and do not, at the date hereof, violate, conflict with, or constitute a default under, any existing law or regulation or any writ or decree of any court or governmental agency, or any agreement or undertaking to which PDS is a party or by which it may be bound, or require any consent of any person, entity, or governmental authority not obtained heretofore.

          6.3  No Litigation. There are no judgments outstanding nor is there litigation pending, or to PDS's knowledge, threatened, against PDS as of the date of this Agreement, which, if unsatisfied or adversely determined, would have a material adverse effect on PDS's ability to perform its obligations hereunder or under any Documents to which PDS is a party, or impair the interests of Heller or PDS in any User Lease.

          6.4  Tax Compliance. PDS has filed, or caused to be filed, and at all times during the term of this Agreement shall file or cause to be filed, all tax returns required to be filed and has paid, and at all times during the term of this Agreement shall timely pay, all taxes shown to be due and payable on said returns or on any assessment made against it, and, to the best of PDS's knowledge, there are no currently due unpaid asserted assessments of such taxes or unassessed tax deficiencies that have been proposed or threatened against PDS by any taxing authority. No audit of any tax return of PDS is in progress, and there are not in force any agreements by PDS for the extension of time for the assessment or payment of any tax. PDS has not taken any positions on such tax returns that are not supported by substantial authority. At all times during the term of this Agreement, PDS shall pay or cause to be paid any and all personal property, franchise, excise, sales and use, or similar taxes levied or assessed on the Equipment and Future Equipment or any User Lease under applicable law, including any Gaming Law applicable to PDS, the Equipment, Future Equipment or any User Lease.

          6.5  User Leases. As to the any User Lease, PDS warrants, represents and covenants as follows:

            (a)  The User Lease is genuine, valid and enforceable, and there have been no amendments or extensions or waivers of any of the terms thereof nor are there any agreements between PDS and the User relating to any Equipment or Future Equipment except as set forth in the copies of the User Lease delivered by PDS to Heller (if any such delivery has been requested and made);

            (b)  All equipment is located at the place described in the User Lease and has been delivered to and accepted by the User and all on-site testing or other conditions to the payment of rent thereunder by the User have been completed;

            (c)  Other than Jim's Enterprises, Inc. and State Line Hotel, Inc. both of which are currently in default pursuant to Section 16.5 of their respective Master Lease Agreements, no User is in default, and PDS is not aware that any circumstance exists that, with or without the giving of notice or the passage of time or both could constitute a default, under any User Lease. No notice has been given or received by PDS, or to the best of PDS's knowledge, User, concerning any default or event which, with or without the giving of notice or the passage of time or both, would constitute a default under any User Lease;

            (d)  There exist no offsets, counterclaims, rights of recoupment or other defenses to performance by the User of the User Lease nor, to the best of PDS's knowledge, any circumstances that could give rise to any of the foregoing; and

          6.6  Performance. Subject to the terms and conditions of this Agreement:

            6.6.1  PDS shall not take any action, or omit to take any action that it is otherwise obligated to take, that would cause the Equipment or Future Equipment and any User Lease to be or become subject to any mortgages, pledges, liens, charges, security interests or other encumbrances of any kind whatsoever (except those, if any, expressly permitted under this Agreement and the Senior Lien);

            6.6.2  PDS shall duly perform all obligations of PDS required to be performed by PDS under any User Lease, the Financing Documents and any Transaction Documents;

            6.6.3  Without Heller's prior written consent, PDS shall not, except as otherwise specifically provided herein, grant any consent provided for in any of the Documents, modify, amend or agree to any modification or amendment thereof or any waiver or extension of any of the terms and conditions thereof, in all cases, if any such consent, modification, amendment, waiver or extension would materially adversely affect the intentions of PDS and Heller as expressed in this Agreement.

          6.7  The Documents. Each of the User Documents and Financing Documents copies of which have been delivered by PDS to Heller in accordance herewith: (i) are, true, correct, and complete copies of such Documents; and (ii) have been duly authorized, executed, delivered by PDS, and to the best of PDS's knowledge each of the other parties thereto, and constitute the valid, binding and enforceable obligations of PDS, and, to the best of PDS's knowledge, each of such parties. There are no amendments, extensions, or waivers of any of the terms or conditions of any of such Documents not reflected in the copies thereof delivered to Heller by PDS, nor are there any agreements between or among PDS and any of the other parties thereto relating to the Equipment, Future Equipment, the User Lease or any other lease of the Equipment, Future Equipment or interest therein. PDS is not in default under or with respect to any of its obligations under any of the User Documents or Financing Documents, nor does there exist with respect to PDS or any of such parties any circumstance of which PDS is aware which, with or without the giving of notice or the passage of time, or both, would constitute a default thereunder, and there is no action, suit or proceeding pending or, to the best of PDS's knowledge, threatened against PDS or, to the best of PDS's knowledge, any of such other parties, and no law or order, writ, injunction, decree, rule or regulation binding upon PDS, or to the best of PDS's knowledge, any other party to any Documents that brings into question the validity of, or might in any way impair, the execution, delivery and performance thereof. All consents and approvals from governmental authorities and third parties required for the execution, delivery or performance by PDS and any other party to the Documents have been obtained heretofore.

          6.8  Solvency; Compliance.

            6.8.1  PDS is not insolvent, will not be rendered insolvent by reason of its performance of the terms and conditions of this Agreement, and is and will remain able to satisfy all of its obligations as they become due. No compliance with any provisions of the Uniform Commercial Code concerning bulk sales or any similar law applicable to PDS is required in connection with the execution and performance of this Agreement by PDS.

            6.8.2  PDS currently has in place, and at all times during the term of this Agreement, shall maintain in full force and effect, any and all licenses or registrations required in connection with the operation of the Equipment or Future Equipment in accordance with any applicable Gaming Laws. PDS is now, and at all times during the term of this Agreement, shall be, in material compliance with any and all Gaming Laws applicable to PDS, the Equipment, Future Equipment and the User Leases.

          6.9  Transferability. Without the prior written consent of Heller, PDS shall not sell, assign, or transfer any of its rights, title or interests in and to the Equipment or Future Equipment or under the User Lease or any of the other Documents or this Agreement.

          6.10 Senior Debt.

            6.10.1  Senior Debt or Future Senior Debt is recourse only to, and secured only by, the Equipment or Future Equipment, as applicable, and the User Leases and contains no cross-collateral or cross-default provisions with respect to other indebtedness of PDS nor to any other Senior Debt or any other party to any Document. The grace, notice and cure, late payment penalty and other provisions under the Financing Documents are substantially consistent with those under the associated User Lease, such that all payments under the applicable User Lease, as and when received, will equal or exceed corresponding amounts then payable in respect of the related Senior Debt. The scheduled maturity of any Senior Debt is coterminous with or earlier than the Scheduled Expiration Date of the associated User Lease.

            6.10.2  The periodic rents due from any User under a User Lease are sufficient to pay installments in respect of the applicable Senior Debt as and when such installments are due and payable and to fully amortize such Senior Debt in accordance with its terms. The payments which must be made by the User in connection with an early termination of a User Lease will be sufficient to pay all amounts which may be necessary to satisfy when due and discharge the Senior Debt with respect to any User Lease which is terminated for any reason prior to its Scheduled Expiration Date (including, without limitation, any penalties for the prepayment thereof) and to discharge the Senior Lien with respect thereto in full and to cover the Contribution Value associated with such Equipment or Future Equipment. Each User Lease is non-cancelable by the User for the term thereof (it being understood that a termination provision in a User Lease will not cause the otherwise non-cancelable term thereof to be deemed cancelable if such termination provision requires that a termination or similar payment be made which will discharge and satisfy in full the Senior Debt relating to such User Lease).

        7.    REPRESENTATIONS, WARRANTIES AND COVENANTS OF HELLER

          Heller hereby represents, warrants and covenants to PDS as follows:

          7.1  Organization. Heller EMX, Inc., is a corporation duly organized and validly existing under the laws of the State of Delaware with its chief executive office and principal place of business located at its address provided at the head of this Agreement

          7.2  No Conflicts. Neither (a) the execution and delivery by Heller of this Agreement nor (b) the consummation of the transactions herein contemplated nor the fulfillment of, or compliance with, the terms and provisions hereof, will conflict with, or result in a breach of or violation by Heller, of any law or any of the terms, conditions or provisions of the organizational documents (as amended through the date hereof) of the Heller or of any bond, debenture, note, mortgage, indenture or other agreement or instrument to which Heller is a party or by which it or its properties may be bound, or constitute (or with the giving or notice or the passage of time or both would constitute) a default thereunder;

          7.3  Enforceability. This Agreement has been duly authorized, executed and delivered by Heller, and constitutes a legal, valid and binding agreement and obligation of Heller enforceable according to its terms;

          7.4  Quiet Enjoyment. So long as any User shall not be in default under any of the provisions of its User Lease, Heller shall take no action to interfere with such User's quiet and peaceful possession of the Equipment or Future Equipment.

        8.    REMARKETING OF EQUIPMENT

          8.1  Designation as Agent. So long as no Event of Default (hereinafter defined) or event which, with or without the giving of notice or the passage of time or both would constitute and Event of Default shall occur or be continuing and Heller hereby appoints PDS as its exclusive agent, for the term hereof, to remarket the Equipment and Future Equipment as provided herein. For the purposes hereof "remarket" shall mean (i) any lease of Equipment or Future Equipment or other agreement granting to any User or any other party the right to possession or use of the subject Equipment or Future Equipment or that grants to the User an option to purchase the Equipment or Future Equipment (provided any purchase option is at Fair Market Value or a fixed amount that, in the reasonable judgment of Heller and PDS, reflects the then anticipated Fair Market Value of the subject Equipment or Future Equipment at the expiration of the term of the then current User Lease, or any earlier time at which that option may be exercised), or (ii) notwithstanding anything to the contrary in the User Lease, any sale thereof, including any installment sale, whether in the form of a lease or otherwise, or any trade-in of Equipment or Future Equipment. For the purposes hereof "Fair Market Value" shall mean the amount that would be obtained in an arm's length transaction between informed and willing parties, neither being under any compulsion, contractual or otherwise, to buy, sell, and/or lease the subject Equipment or Future Equipment, including the amounts so determined by any number of appraisers as PDS and such purchaser or lessee shall appoint in the absence of agreement between them as to value. PDS accepts such appointment subject to the terms and conditions hereof and agrees to exert its best efforts to remarket the Equipment and Future Equipment during the term hereof.

          8.2  Power and Duties of PDS; Expenses. All day-to-day remarketing decisions shall be made PDS in the reasonable exercise of its judgment; provided that PDS shall obtain the written consent of Heller prior to making any commitment on behalf of Heller. Heller shall be entitled to review and approve all documentation proposed to be executed to accomplish any proposed remarketing. PDS shall remarket the Equipment and Future Equipment in a matter consistent with its current business practices at a consideration reasonably acceptable to Heller, or, if Heller shall refuse to accept the proposed remarketing consideration, at a consideration not less than its then Fair Market Value. PDS shall have the authority under Section 8.1 and this section to execute any and all necessary or advisable documents to consummate any remarketing of the Equipment or Future Equipment approved in accordance herewith, including to execute leases or sales agreements. PDS shall undertake at PDS's expense (unless such obligations are being performed by any User pursuant to any expiring or a new User Lease), all necessary deinstallation, transportation, refurbishing, reinstalling and insuring of the Equipment or Future Equipment as may be required for the performance of any remarketing hereunder. PDS shall pay, at its own expense, all advertising, direct mail, travel expenses and commissions payable to its employees or agents in connection with its remarketing activities hereunder. Upon any remarketing of the Equipment or Future Equipment, any costs incurred by PDS in the performance of its remarketing activities under this Agreement, exclusive of any commissions or brokerage fees payable to PDS's employees or agents, shall be reimbursed or paid to PDS, as the case may be, from the proceeds of the related User Lease or sales agreement prior to making any other payments to any party there from. Any reimbursement to PDS under this Agreement shall be paid wholly out of the proceeds of the User Lease or sales agreements covering the Equipment or Future Equipment with respect to which such remarketing expenses are incurred. All Residual Profits payable to Heller hereunder shall be paid not later than 30 business days following the date of receipt by PDS.

          8.3  Substitution. If at any time during the term of any User Lease PDS is required by a User pursuant to the terms of a User Lease, or requested by a User, to provide an upgrade to or exchange any item or Equipment or Future Equipment and provided at any such time no default or event of default under the applicable User Lease shall have occurred and be continuing, then PDS, upon notice to Purchaser shall have the right and option, in lieu of continuing this Agreement with respect to such affected Equipment or Future Equipment (the "Affected Equipment"), and, with the prior written consent of Heller and, if prior to the Availability Date, any Senior Lender, in each case not to be unreasonably withheld or delayed, promptly replace or cause to be replaced such item of Affected Equipment with equipment meeting the requirements of Section 8.4 below ("Replacement Equipment"). It shall not be unreasonable for Heller to deny any required consent to a replacement under this section.

          8.4  Procedure. In the event PDS shall replace any item of Equipment or Future Equipment pursuant to Section 8.3 above, PDS shall replace such item with Replacement Equipment in such a manner that, were title to be conveyed in connection therewith, would satisfy the requirements of Section 1031 of the United States Internal Revenue Code of 1986, as amended, and all rules and regulations promulgated thereunder, and such Replacement Equipment shall be free and clear of all security interests, liens, leases, claims, charges and encumbrances, other than a lease to a User or, if prior to the Scheduled Expiration Date, the Senior Lien (so long as the Senior Debt in connection therewith is capable of being paid in full and discharged prior to the original Scheduled Expiration Date with respect to the Affected Equipment). If Equipment or Future Equipment is replaced in accordance with Section 8.3 of this Agreement prior to the Availability Date for the Affected Equipment, any Replacement Equipment shall have a Fair Market Value as at that Availability Date equal to or greater than that contemplated for the Affected Equipment as at such Availability Date. If Equipment or Future Equipment is replaced in accordance with Section 8.3 of this Agreement subsequent to the Availability Date for the Affected Equipment, any Replacement Equipment shall have a Fair Market Value at the time of replacement equal to or greater than that of the Affected Equipment immediately prior to the exercise by a User of the option giving rise to its replacement hereunder. In the event PDS and Heller cannot agree upon the Fair Market Value, such amount shall be determined by an independent appraiser selected by PDS and satisfactory to Heller. The cost of such appraisal shall be paid equally by each of the PDS and Heller. PDS shall give Heller at least ten (10) days' prior written notice of any election to replace any Equipment or Future Equipment in accordance with Section 8.3 above, which notice shall include (i) a description and statement of the Fair Market Value of each item of Affected Equipment; (ii) a description of any proposed Replacement Equipment; (iii) copies of any and all notices or correspondence between or among PDS, any User or third party concerning the options giving rise to such election; (iv) copies of any and all leases, and other documents related to the leases or other disposition of any proposed Replacement Equipment as well as those relating to any sale or lease of the Affected Equipment and any security interests, liens or encumbrances upon the Replacement Equipment permitted by this section. Effective upon any replacement under Section 8.3 above, all incidents of Heller's share of the Affected Equipment ipso facto shall cease and terminate automatically and the Replacement Equipment shall become Equipment hereunder in the place of the Affected Equipment.

          8.5  Upgrades. In the event that, during the term of any User Lease, additions or upgrades are added to the Equipment or Future Equipment or, if alternatively, the Equipment or Future Equipment is, in accordance with any User Lease (e.g. following any casualty loss) replaced with a larger system, the Residual Profit shall be allocated to the Equipment or Future Equipment by multiplying those Residual Profits by a percentage calculated as follows:

  Fair Market Value of Original Equipment or Future Equipment Configuration
  Fair Market Value of Current Equipment or Future Equipment Configuration (at the time of upgrade).

          8.6  Administration Services. PDS accepts Heller's appointment during the term of this Agreement to act as Heller's agent, at PDS's sole cost and expense except as otherwise provided herein:

            (a)  Subject to the rights of any Senior Lender, to invoice, collect, account for, pay over, and report on lease payments from lessees or other proceeds of liquidation of the Equipment or Future Equipment during the term hereof;

            (b)  To notify Heller in the event of any default by any User in the payment or performance when due of its obligations under a User Lease, and, subject to the rights of any

    Senior Lender to serve such notice as Heller shall direct upon User in such event, and generally to act as liaison between Heller, User, and such lender in such event;

            (c)  To arrange for and supervise maintenance and service agreements entered into with respect to the Equipment or Future Equipment and provide that the Equipment or Future Equipment is at all times eligible for service under, and, when it is not in storage is covered by, a maintenance agreement that is standard in the industry for such Equipment or Future Equipment;

            (d)  To ensure that all sales, use, property, and other like taxes due with respect to the Equipment or Future Equipment or rentals or other proceeds of remarketing due therefore are collected, accounted for, and paid over to the proper governmental agency, and report to Purchaser with respect to same;

            (e)  To supervise and coordinate, when necessary, the obtaining of casualty, liability, and other insurance and maintain such policies in force insuring not less than the replacement cost of the Equipment or Future Equipment and liability insurance to the same extent as required under the User Lease;

            (f)    To act as liaison with Users, and generally to supervise and take all other actions as may be necessary to ensure that the Equipment or Future Equipment is utilized, operated, and maintained in a manner which is proper under the circumstances, in compliance with all applicable laws, rules and regulations, and which will not cause any owner or operator of the Equipment or Future Equipment or any interest therein, including Heller, to be in default under any agreement of which PDS is aware, or cause any insurance policies with respect to the Equipment or Future Equipment to be canceled; and

            (g)  Generally to perform all services with respect to the Equipment or Future Equipment which are performed customarily by PDS in connection with the management of, and administration of leases of, other capital equipment owned or operated by it. During the term of this Agreement PDS will bear all costs of insuring, maintaining and storing the Equipment or Future Equipment when it is not on lease to a User pursuant to a User Lease, which imposes such obligations on that User. Notwithstanding any provision in this Agreement to the contrary, PDS shall be relieved of its obligations under this section to the extent that they are performed by a User.

            (h)  PDS agrees to deliver to Heller an amended Schedule A as Future Equipment is contributed to the Residual Pool and, on a quarterly basis, a report detailing the then current status of each User Lease, Equipment and Future Equipment in the Residual Pool.

        9.    SECURITY; DEFAULT; REMEDIES.

          9.1  Security Interest. In order to secure the prompt payment when due of all Residual Profits to Heller by PDS and performance by PDS of all other obligations and any other amounts due or to become due to Heller under this Agreement (collectively referred to as the "Obligations"), and subject to the limitations set forth in this Agreement respecting distributions of Residual Profits to PDS and Heller, respectively, PDS hereby grants to Heller, subject to all mandatory provisions of law, including any applicable Gaming Laws, and further subject and subordinate only to the Senior Lien, a security interest in all Equipment and Future Equipment (including any Replacement Equipment) and any User Lease (and any renewal or extension thereof) and all sums payable thereunder, whether as rent, late charges, damages, termination payments, loss payments, indemnities or otherwise to the extent now owned or at any time hereafter acquired by PDS, or in which PDS now has, or at any time in the future may acquire, any right, title or interest and wherever located, as well as, to the extent not otherwise included, all proceeds, products, substitutions and replacements thereof and therefore, including, without limitation, any proceeds of insurance thereon, and all causes of action, claims and warranties now or hereafter held by PDS in respect of any of the foregoing (collectively, the "Equipment Collateral").

          9.2  Events of Default. The occurrence, during the continuance of this Agreement, of one or more of the following events shall be an "Event of Default":

            (a)  PDS shall fail to make any payment of Residual Profits hereunder when due; or

            (b)  PDS shall fail to observe or perform any other material covenants, conditions or agreements on the part of PDS contained herein or in any Document, or if any warranty or representation made herein or in any other Document shall prove to be false in any material respect, and any such failure shall continue unremedied or shall not be cured for thirty (30) days after written notice thereof (or other applicable grace period provided in the relevant Document) to PDS by Heller or any other party to the Documents, as the case may be; or

            (c)  PDS shall fail to maintain in full force and effect any insurance required under this Agreement; or

            (d)  PDS shall (1) apply for or consent to the appointment of a receiver, trustee or liquidator of PDS or of all or a substantial part of its assets, (2) be unable, or admit in writing its inability, to pay its debts as they become due, (3) make a general assignment for the benefit of creditors, or (4) file, or consent, by answer or otherwise, to the filing against it of a petition for relief or reorganization or arrangement or any other petition in bankruptcy or insolvency under the laws of any jurisdiction; or

            (e)  an order, judgment or decree shall be entered, without the application, approval or consent of PDS, by any court of competent jurisdiction, approving a petition seeking reorganization of PDS, appointment of a receiver, trustee, custodian, or liquidator of PDS, or of all or a substantial part of the assets of PDS, and such order, judgment or decree shall continue unstayed and in effect for any period of sixty (60) consecutive days.

          9.3  Remedies upon Event of Default.

            (a)  Upon the occurrence of any Event of Default, Heller, during the continuance of such Event of Default, at its option, may exercise one or more of the following remedies as well as any other remedies available at law or in equity, all of which rights and remedies shall be cumulative and nonexclusive (except as otherwise provided below) to the extent permitted by law, but shall be exercised in each case subject to the rights of any User, so long as such User shall not be in default of its obligations under any User Lease, and subject to all applicable laws, rules and regulations, including without limitation, all applicable Gaming Laws of any jurisdiction where the Equipment or Future Equipment is located:

              (i)    By notice in writing, terminate all rights of PDS under Section 8 of this Agreement, whereupon all rights of PDS to liquidate the Equipment or Future Equipment shall absolutely cease and terminate but PDS shall remain liable as hereinafter provided; and thereupon Heller may cause PDS at its expense promptly to deliver the Equipment or Future Equipment to the possession of Heller or as it shall direct, or Heller at its option may enter upon or cause its agent to enter upon the premises where the Equipment or Future Equipment is located and take possession of and remove such Equipment or Future Equipment;

              (ii)  Require PDS to assemble any or all of the Equipment or Future Equipment at any location to which such Equipment or Future Equipment may have been moved by PDS or any User in accordance with this Agreement, and/or take possession of and render unusable by PDS the Equipment or Future Equipment, wherever it may be located, without any court order or other process of law and without liability for any damages occasioned by such taking of possession (any such taking of possession shall not prohibit Purchaser from exercising its other remedies hereunder or otherwise available at law or in equity);

              (iii) Proceed by appropriate court action to enforce performance by PDS of the applicable covenants and terms of this Agreement or to recover damages for the breach thereof;

              (iv)  Declare immediately due and payable, and PDS shall thereupon be obligated to pay as liquidated damages, not constituting a penalty and in lieu of future Residual Profits, the amount of all then unpaid Residual Profits and any other sums accruing and amounts payable under this Agreement prior to or on, as the case may be, and remaining unpaid as of, the date of such acceleration, subject, however, to the provisions of Section 9.4 below; and

            (b)  A termination or cancellation of PDS' rights under Section 8 hereunder shall occur only upon written notice by Heller to PDS. Any such termination or cancellation shall not relieve PDS from any payment or other obligations arising under this Agreement to observe and perform all the conditions and obligations to be observed and performed by it hereunder. Heller shall have no obligation or liability under this Agreement (or any other agreement) by reason of or arising out of this Agreement or the receipt by Heller of any payment relating hereto, nor shall Heller be obligated in any manner to perform any of the obligations of PDS under or pursuant to this Agreement, to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party under Document, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been sold or assigned to it or to which it may be entitled at any time or times

            (c)  PDS shall be liable for all reasonable legal fees (including, without limitation, all reasonable attorney's fees and costs) and other out-of-pocket expenses incurred by Heller by reason of any Event of Default or the exercise by Heller of its remedies hereunder.

            (d)  If upon demand by Heller at any time after the occurrence of and during the continuance of an Event of Default, all proceeds of liquidation, when collected by PDS, whether consisting of checks, notes, drafts, bills of exchange, money orders, commercial paper of any kind whatsoever or other documents received in payment of any Collateral shall be promptly deposited by PDS in precisely the form received, except for its endorsement when required, in a demand deposit account maintained by or for the benefit of Heller in Heller's name and under Heller's exclusive dominion and control at such location as Heller may designate (the "Collateral Account"), and until so turned over shall be deemed to be held in trust by PDS for and as Heller's property, and shall not be commingled with the other funds or PDS. Each deposit of any such proceeds in the Collateral Account shall be accompanied by information describing the source of the funds. All funds in the Collateral Account, when deposited, shall continue to be collateral security for all of the Obligations and shall not constitute payment thereof until paid to Heller as herein provided. At any time, Heller may, without limiting any other rights and remedies available to Purchaser under this Agreement, or under any other Document, at law, in equity or otherwise, withdraw all or any part of the funds on deposit in the Collateral Account and credit same to any or all of the Obligations in such manner as Heller shall select, and any part of such funds which, in its sole discretion, Heller elects not so to apply and deems not required as collateral security for the Obligations shall be paid over from time to time by Heller to PDS. In no event shall any checks, drafts or other instruments, which are deposited into the Collateral Account pursuant hereto constitute final payment unless and until such instruments have been collected.

          9.4  Non-Recourse. Except for the personal liability of PDS as set forth below in this section anything in the Agreement to the contrary notwithstanding, neither Heller nor any claimant asserting any rights derived directly or indirectly hereunder shall have any claim, remedy or right to proceed, at law or in equity, against PDS or any trustee or beneficiary of PDS for collection of the Residual Profits payable to Heller from any source other than the Collateral, provided that nothing in this section shall be, or shall be deemed to be, a release or impairment of any rights of Heller in and to the Residual Profits or Heller's security interest in the Collateral, or to preclude Heller from resorting to the Collateral in the case of any default hereunder by PDS, or from enforcing its rights under this Agreement. Notwithstanding the foregoing, PDS shall be personally liable for any claims relating to any loss, liability, or damage incurred by Heller arising out of a breach by PDS of any of its representations, warranties, covenants and undertakings set forth herein.

        10.    MISCELLANEOUS.

          10.1 No Waiver. PDS agrees that no delay on the part of Heller in exercising any power or right hereunder, or under any User Lease, shall operate as a waiver of any such power or right, preclude other or further exercise hereof, or the exercise of any other power or right. No waiver whatever shall be valid unless in writing, signed by Heller, and then only to the extent set forth therein.

          10.2 Governing Law. This Agreement and the rights of the parties hereto shall be governed by the laws of the State of New York without giving effect to its principles of conflicts of law. For purposes of any action or proceeding hereunder, each of the parties hereto expressly submits to the jurisdiction of the federal and state courts located in the State of New York and City of New York, and waives any objection to venue therein or based on the inconvenience of such forum.

          10.3 Successor or Assigns. Subject to the terms and conditions hereof, including Sections 6.9 hereof, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their respective successors and assigns; provided that PDS shall not assign any of its rights, remedies or obligations under this Agreement without the prior written consent of Heller.

          10.4 Captions. The captions and headings indicated herein are inserted for convenience only and shall not be considered a part of this Agreement, nor in any way limit the construction or interpretation of this Agreement.

          10.5 Modification. This Agreement may not be altered, modified or amended except by a writing signed by the party against which such alteration, modification or amendment is sought.

          10.6 Further Assurances. Promptly upon request, the parties hereto agree to execute and deliver, or to cause to be executed and delivered, such further instruments or documents and to take such other action as may be required to effectively carry out the transactions contemplated herein, provided the same in any case do not impose any additional liabilities or obligations upon Heller or PDS, as the case may be. PDS shall not change the address of its principal place of business except upon not less than thirty (30) days prior notice to Heller.

          10.7 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision.

          10.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

          10.9 Waiver of Trial by Jury. PDS and Heller hereby waive trial by jury in all actions and proceedings arising out of or relating to this Agreement.

          10.10Notices. All notices, consents and other communications hereunder shall be in writing, addressed to the parties at their respective addresses set forth at the beginning of this Agreement and shall be deemed given upon receipt by personal delivery, the business day following any notice given by facsimile (with proof of transmission) or reputable overnight carrier (with proof of delivery thereto), or three days after mailing by certified mail. Either party hereto may change its address to which any notices, consents and other communications to such party shall be sent by written notice to the other party, as aforesaid.

          10.11Inconsistent Agreements. The terms and conditions of this Agreement, and the agreements of the PDS and Heller hereunder, shall control in the event of any inconsistency between such terms, conditions and agreements and any of the terms, conditions or agreements contained in any other Document or other description of the respective rights of Heller and PDS hereunder provided therein.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their proper and duly authorized officers as of the day and year first above written.

"HELLER"		"PDS"

HELLER EMX, INC.		PDS GAMING CORPORATION-NEVADA

By:	/s/ RALPH J. WILLIS	By:	/s/ PETER D. CLEARY
Print Name:	Ralph J. Willis	Print Name:	Peter D. Cleary
Title:	Senior Vice President	Title:	President

PDS GAMING CORPORATION

		By:	/s/ PETER D. CLEARY
		Print Name:	Peter D. Cleary
		Title:	President

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EXHIBIT 10.30
NONRECOURSE PROCEEDS SHARING AGREEMENT